UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15d of the Securities Exchange Act of 19345
Date of Report (Date of earliest event reported): October 16, 2008

WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Wilmington Trust Corporation’s press release reporting its results of operations and financial condition for the third quarter of 2008 was dated October 17, 2008, is attached hereto as Exhibit 99, and is being furnished pursuant to Item 2.02.

Item 8.01 Other Events.
On September 22, 2008, we announced that we entered into an ATM Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), pursuant to which Merrill Lynch acts as our sales agent with respect to an offering at any time and from time to time of our common stock, par value $1.00, having an aggregate sales price of up to $150,000,000 (the “Shares”). During the third quarter, we issued a total of 695,900 shares under this offering with at an average sales price of $29.95 and an aggregate offering price of $20,839,165, with sales commissions to Merrill Lynch of $416,783, net proceeds of $20,422,382, and a net share price of $29.35 per share.
Item 1.01 Entry Into a Material Definitive Agreement.
On October 16, 2008, our Board of Directors approved the amendment of our Supplemental Executive Retirement Plan to include the value of restricted stock awards in compensation covered by that plan and to incorporate other modifications to make that plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. The text of that plan as so amended is attached hereto as Exhibit 10.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: October 17, 2008	By:	/s/ Ted T. Cecala
		Name:	Ted T. Cecala
		Title:	Chairman of the Board and Chief Executive Officer (Authorized Officer)